TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release

Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports Strong Second Quarter Financial Results Earnings from Continuing Operations of $1.34 per Share Compared to $0.86 a Year Ago Increases Full-Year Outlook by $0.15 per Share

Providence, Rhode Island - July 20, 2006 - Textron Inc. (NYSE: TXT) today reported second quarter 2006 earnings per share from continuing operations of $1.34 compared to $0.86 in the second quarter 2005. Last year’s second quarter included a $0.30 per share impairment charge related to Textron’s preferred shares of Collins & Aikman. Including discontinued operations, second quarter 2006 net income was $0.53 per share, compared to $0.89 per share a year ago, primarily due to a $120 million after-tax impairment charge recorded in the second quarter 2006 in connection with the disposition of Fastening Systems. Revenue in the second quarter was $2.8 billion, up 5.7 percent from a year ago.

Year-to-date manufacturing cash flow from continuing operations was $326 million, resulting in free cash flow of $195 million.

“Our solid results reflected continued progress with our Transformation strategy and were highlighted by strong growth and performance at Cessna and Textron Financial,” said Textron Chairman, President and CEO Lewis B. Campbell. “Furthermore, Bell made substantial progress with its many growth platforms, while Industrial performance continued to improve.”

Outlook

Textron has increased its outlook for full-year 2006 earnings per share from continuing operations by $0.15 per share to a range of $5.10 to $5.30. Third quarter earnings per share from continuing operations are expected to be between $1.15 and $1.25. The company remains on track to deliver full-year manufacturing cash flow from continuing operations of about one billion dollars and free cash flow in the range of $550 - $600 million.

Campbell remarked, “We see continued strength in most of our end markets through the rest of this year and decade. Coupled with the benefits of our Transformation strategy, we are positioned to generate significant shareholder value.”

Segment Results

Bell
Bell segment revenue for the quarter increased $19 million from a year ago due to higher revenue in the commercial business, partially offset by lower revenue in the U.S. Government business. Segment profit was down $18 million.

U.S. Government revenues decreased due to lower shipments of V-22’s, partially offset by increased deliveries of Armored Security Vehicles (“ASV”), higher parts and service revenue and the ramp-up of development activities for the Armed Reconnaissance Helicopter (“ARH”) program.

Commercial revenues increased due to higher civil product and service volumes and pricing, partially offset by lower international military volume and decreased used aircraft sales.

Profit in the U.S. Government business decreased due to lower V-22 shipments and unreimbursed launch-related costs on the ARH program, partially offset by profits on the higher ASV volume.

Commercial profit decreased in spite of higher overall commercial volumes, due to investments in production ramp-up activities, SAP, Lean projects; lower co-development income from risk-sharing partners; and increased commissions and other sales activities.

Bell Helicopter backlog was $3.3 billion at the end of the second quarter of 2006, compared to $3.0 billion for the first quarter.

Cessna
Cessna segment revenue and profit increased $95 million and $32 million, respectively.

Cessna revenue increased due to favorable pricing and higher business jet volume. Segment profit increased due to higher pricing, the impact of higher volume, improved manufacturing performance and favorable warranty performance. These increases were partially offset by inflation and increased investments in new product development, SAP, and Lean projects.

Cessna’s backlog was $6.8 billion at the end of the second quarter of 2006, compared to $6.9 billion for the first quarter.

Industrial
Industrial segment revenues decreased $6 million due to the divestiture of non-core product lines, partially offset by higher pricing.

Segment profit decreased $4 million mainly due to the divested product lines and inflation, partially offset by the impact of improved cost performance and higher pricing.

Finance
Finance segment revenues increased $45 million due to a higher interest rate environment and higher average finance receivables.

Segment profit increased $12 million primarily due to the growth in core receivables and a lower loan loss provision, reflecting sustained improvements in credit performance.

Conference Call Information
Textron will host a conference call today, July 20, 2006, at 7 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (800) 553-0318 in the U.S. or (612) 288-0340 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, July 20, 2006 by dialing (320) 365-3844; Access Code: 794263.

About Textron
Textron Inc. is a $10 billion multi-industry company operating in 33 countries with approximately 37,000 employees in continuing operations. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the adequacy of cost estimates for various customer care programs including servicing warranties; [g] the ability to control costs and successful implementation of various cost reduction programs; [h] the timing of certifications of new aircraft products; [i] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [j] changes in aircraft delivery schedules or cancellation of orders; [k] the impact of changes in tax legislation; [l] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [m] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [n] Textron's ability to realize full value of receivables and investments in securities; [o] the availability and cost of insurance; [p] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [q] Textron Financial’s ability to maintain portfolio credit quality; [r] Textron Financial’s access to debt financing at competitive rates; [s] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [t] performance of acquisitions; [u] the efficacy of research and development investments to develop new products; [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers; and [w] Textron’s ability to execute planned dispositions.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND SIX MONTHS ENDED JULY 1, 2006 AND JULY 2, 2005
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
REVENUES	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
MANUFACTURING:
Bell	$805	$786	$1,588	$1,402
Cessna	1,005	910	1,874	1,623
Industrial	818	824	1,616	1,624
	2,628	2,520	5,078	4,649
FINANCE	192	147	374	288
Total revenues	$2,820	$2,667	$5,452	$4,937
PROFIT
MANUFACTURING:
Bell	$65	$83	$134	$158
Cessna	153	121	270	208
Industrial	54	58	103	113
	272	262	507	479
FINANCE	56	44	105	77
Segment profit	328	306	612	556
Special charges (a)	-	(41)	-	(95)
Corporate expenses and other, net	(48)	(55)	(97)	(98)
Interest expense, net	(25)	(22)	(47)	(46)
Income from continuing operations before income taxes	255	188	468	317
Income taxes (b)	(78)	(70)	(133)	(115)
Income from continuing operations	177	118	335	202
Discontinued operations, net of income taxes (c)	(108)	5	(98)	47
Net income	$69	$123	$237	$249
Earnings per share:
Income from continuing operations	$1.34	$0.86	$2.53	$1.47
Discontinued operations, net of income taxes (c)	(0.81)	0.03	(0.74)	0.33
Net income	$0.53	$0.89	$1.79	$1.80
Average diluted shares outstanding	131,294,000	137,582,000	132,002,000	137,948,000

(a)	The pre-tax profit and after-tax EPS impact of 2005 special charges are summarized in the table below:

	2005
	Three Months Ended		Six Months Ended
	Pre-tax	EPS	Pre-tax	EPS
Restructuring	$(2)	$(0.01)	$(4)	$(0.02)
Investment impairment	(39)	(0.30)	(91)	(0.61)
Total from continuing operations	$(41)	$(0.31)	$(95)	$(0.63)

(b)	Items included in the 2005 income tax rates for continuing operations are summarized in the tables below:

	Three Months Ended July 2, 2005				Six Months Ended July 2, 2005
	Pre-tax	Taxes	Net	Tax Rate	Pre-tax	Taxes	Net	Tax Rate
Income from continuing operations before investment impairment	$227	$(67)	$160	29.5%	$408	$(121)	$287	29.7%
Investment impairment	(39)	(3)	(42)	(7.7)	(91)	6	(85)	6.6
Income from continuing operations	$188	$(70)	$118	37.2%	$317	$(115)	$202	36.3%

(c)	Discontinued operations by segment are summarized in the tables below:

	Three Months Ended				Six Months Ended
	July 1, 2006		July 2, 2005		July 1, 2006		July 2, 2005
	After-tax	EPS	After-tax	EPS	After-tax	EPS	After-tax	EPS
Fastening Systems*	$(111)	$(0.84)	$12	$0.08	$(101)	$(0.77)	$7	$0.04
Industrial	3	0.03	(7)	(0.05)	3	0.03	40	0.29
Total	$(108)	$(0.81)	$5	$0.03	$(98)	$(0.74)	$47	$0.33

*2006 amounts exclude depreciation and amortization expense as the segment’s assets were classified as held for sale. In 2005, the pre-tax depreciation and amortization expense was $19 million for the second quarter and $38 million for the first half of the year.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 1 2006	December 31, 2005
Assets
Cash and cash equivalents	$302	$786
Accounts receivable, net	1,024	891
Inventories	2,072	1,712
Other current assets	451	464
Net property, plant and equipment	1,597	1,574
Other assets	2,576	2,509
Assets of discontinued operations	1,007	1,122
Textron Finance assets	8,321	7,441
Total Assets	$17,350	$16,499

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$164	$275
Other current liabilities	2,635	2,426
Other liabilities	2,083	2,026
Long-term debt	1,694	1,659
Liabilities of discontinued operations	492	446
Textron Finance liabilities	7,260	6,391
Total Liabilities	14,328	13,223

Total Shareholders’ Equity	3,022	3,276
Total Liabilities and Shareholders’ Equity	$17,350	$16,499

Textron Inc.
Calculation of Free Cash Flow
Q2 2006
(Dollars in millions)

	Second Quarter		Year-to-Date
	2006	2005	2006	2005
Net cash provided by operating activities of continuing operations	$198	$309	$326	$468
Less: capital expenditures	(72)	(72)	(129)	(127)
Plus: proceeds on sale of property, plant and equipment	1	8	3	10
Less: capital expenditures financed through capital leases	-	(1)	(5)	(2)
Free cash flow	$127	$244	$195	$349